UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices)

(732) 359-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

(i)                                                      Effective as of December 30, 2010, BIO-key International, Inc. (the “Company”) entered into an Amendment and Waiver agreement (the “Amendment and Waiver”) with respect to the Guaranteed Secured Promissory Note (the “Buyer Note”) that it received from InterAct911 Mobile Systems, Inc. (the “Buyer”), a wholly-owned subsidiary of InterAct911 Corporation (the “Parent”), in the original principal amount of $4 million on December 8, 2009 in connection with the sale of the Company’s Law Enforcement division to the Buyer.  Under the original terms of the Buyer Note, the initial scheduled repayment of principal, equal to $1.334 million, was due to be paid to the Company on December 8, 2010.  Pursuant to the Amendment and Waiver, the Company agreed to defer $834,000 of this initial payment into three equal payments due over the course of the first three quarters of 2011.  In exchange for this deferral, the Buyer made a cash principal payment of $500,000, agreed to increase the interest rate on the deferred amount from six percent to twelve percent, and agreed to have the owner of the Parent, Silkroad Equity LLC, forfeit all of the 8 million warrants previously granted to it by the Company.

(ii)                                                   Effective as of December 31, 2010, the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with The Shaar Fund, Ltd. (“Shaar”) and Thomas J. Colatosti.  Pursuant to the Exchange Agreement, Shaar exchanged all of its outstanding shares of the Company’s Series D Convertible Preferred Stock, including all accrued and unpaid dividends thereon, and the 7% Convertible Promissory Note dated as of December 28, 2009 issued by the Company to Shaar in the original principal amount of $673,079 for a new non-convertible 7% Secured Promissory Note in the original principal amount of $3,157,759 (the “Shaar Note”).  Shaar also exchanged all of its existing warrants to purchase the Company’s common stock, exercisable for an aggregate of 5,108,333 shares, for a new five-year warrant to purchase up to an aggregate of 8,000,000 shares of the Company’s common stock at an exercise price of $0.30 per share.  Also pursuant to the Exchange Agreement, Mr. Colatosti agreed to exchange all of his outstanding shares of Series D Convertible Preferred Stock, including all accrued and unpaid dividends thereon, and the 7% Convertible Promissory Note dated as of December 28, 2009 issued by the Company to Mr. Colatosti in the original principal amount of $64,878 for a new non-convertible 7% Secured Promissory Note in the original principal amount of $350,804 (the “Colatosti Note”).

The principal and interest, which will accrue at a rate of seven percent per year, under the Shaar Note is scheduled to be repaid by the Company in cash in five installments, as follows: (i) $300,000 on April 30, 2011, (ii) $300,000 on July 31, 2011, (iii) $300,000 on October 31, 2011, (iv) $1,400,000 on December 31, 2011 and (v) $857,759 on December 31, 2012.  The principal and interest, which will also accrue at a rate of seven percent per year, under the Colatosti Note is scheduled to be repaid by the Company in cash on December 31, 2012.  The Company’s obligations under the Shaar Note and the Colatosti Note are secured by substantially all of the Company’s assets and Mr. Colatosti’s right of payment under the Colatosi Note is subordinated to the rights of Shaar under the Shaar Note.

Pursuant to the Exchange Agreement, the Company made a cash payment to Shaar in the amount of $500,000 at the closing of the exchange and also agreed to pay approximately $125,000 to Shaar on January 31, 2011 in full satisfaction of the Company’s obligations to Shaar for all accrued and unpaid dividends with respect to the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock formerly held by Shaar.

Item 7.01                                             Regulation FD Disclosure

On January 6, 2011, the Company issued a press release related to the above-described transactions.  A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

The information, including the exhibit attached hereto, in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01.                                          Financial Statements, Pro Forma Financial Information and Exhibits.

(d)                                 Exhibits

99.1                           Press Release, dated January 6, 2011, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: January 6, 2011
	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 6, 2011, issued by the Company.